Exhibit-21
Subsidiaries of the Registrant

SUBSIDIARIES OF THE REGISTRANT

Lung Rx, Inc., a Delaware Corporation

Unither Telemedicine Services Corp., a Delaware Corporation

Unither Pharmaceuticals, Inc., a Delaware Corporation

United Therapeutics Europe, Ltd., a United Kingdom Company